EXHIBIT 99.1

Discovery Laboratories and Acute Therapeutics Enter Into Agreement and Plan of Merger

NEW YORK, March 10, 1998--Discovery Laboratories, Inc. (Discovery) (Nasdaq:
DSCO, DSCOU) announced today that it has entered into an Agreement and Plan of Merger with its majority-owned subsidiary, Acute Therapeutics, Inc. (ATI) and ATI Acquisition Corp. pursuant to which Discovery will acquire all outstanding shares of common stock of ATI through a merger of ATI Acquisition Corp. into ATI. The merger will result in 100% ownership by Discovery of ATI's product portfolio and is expected to strengthen Discovery's management team and consolidate development activities. Discovery's headquarters will be relocated to ATI's Doylestown, Pa. location. Upon consummation of the merger, the stockholders of ATI will be issued 3.91 shares of Discovery common stock in exchange for each share of ATI common stock held by them prior to the transaction (the exchange ratio). Certain outstanding ATI options for the purchase of ATI common stock will be assumed by Discovery and will become exercisable for shares of Discovery common stock on the basis of the exchange ratio.

Discovery and ATI have also entered into a Management Agreement providing for the management of Discovery by the ATI management team pending completion of the merger. Pursuant to the Management Agreement, members of the ATI management team have been granted options to purchase 126,500 shares of Discovery common stock, subject to vesting.

The transaction is subject to approval by the stockholders of Discovery and ATI and a number of other conditions, including the execution of employment agreements by Robert J. Capetola, Ph.D. (currently Chief Executive Officer of
ATI) and other key executives of ATI and the election at Discovery's 1998 Annual Meeting of a Board of Directors of Discovery consisting of six of Discovery's current directors (three of whom are also directors of ATI) and four of ATI's current directors. In addition, pursuant to their employment agreements with Discovery, the ATI management team will be granted, in the aggregate, options to purchase (i) 338,500 shares of Discovery common stock subject to vesting, (ii) 175,000 shares of Discovery common stock at such time as the market capitalization of Discovery exceeds $75 million and (iii) 160,000 shares of Discovery common stock upon consummation of a corporate partnering deal having a total value of at least $20 million. The Discovery common stock to be issued to ATI stockholders and the ATI options to be assumed in the merger, together with the options to be issued to ATI management members pursuant to their employment agreements with Discovery and the options granted pursuant to the Management Agreement, will represent approximately 24% of Discovery's common stock on a fully-diluted basis.

ATI's lead product in development is Surfaxin(TM) for the treatment of acute respiratory distress syndrome (ARDS). Surfaxin(TM) is a novel, proprietary, peptide-containing lung surfactant invented at The Scripps Research Institute. The peptide is KL4, a 21 amino acid peptide modeled after the important SP-B protein in the human surfactant system. Lung surfactants are protein-lipid complexes that coat the airsacs of the lung and facilitate oxygen exchange with blood. ARDS is an acute generalized inflammatory disease of the lung affecting approximately 150,000 persons per year in the U.S. and has an associated mortality rate of approximately 50%. As previously announced on February 9, 1998, ATI has completed its Phase 1B clinical trial of Surfaxin(TM) in ARDS.

Discovery Laboratories, Inc. is a New York City based development stage pharmaceutical company that is clinically developing proprietary pharmaceuticals to treat post-menopausal osteoporosis, cystic fibrosis and other diseases. ATI, a Doylestown, Pa. company, concentrates its efforts on developing acute care pharmaceuticals and is actively developing therapies for ARDS, meconium aspiration syndrome and idiopathic respiratory distress syndrome. Discovery's strategy is to accelerate and lower the risk of drug development by acquiring and developing proprietary pharmaceuticals for which significant animal and human testing has already been completed. In addition, Discovery seeks to minimize the cost of drug development by outsourcing preclinical development and manufacturing. More information about Discovery is available on the company's web site at: www.discoverylabs.com

To the extent that statements in this press release are not strictly historical, including statements as to future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contain in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the Company's research and development and the development of competing therapies and/or technologies by other companies. Those associated risks and others are further

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described in the Company's filings with the Securities and Exchange Commission.

Contact:

     Robert J. Capetola, Ph.D.
     Chairman & Chief Executive Officer
     Acute Therapeutics, Inc.
     215/794-3064

                or

     Steve H. Kanzer, CPA, Esq.
     Chairman
     Discovery Laboratories, Inc.
     212/554-4330

                or

     Dian Griesel, Ph.D.
     The Investor Relations Group, Inc.
     212/664-8489